Exhibit 99.2

Hennessy Capital Investment Corp. VI Announces Closing of Over-Allotment Option in Connection with its IPO
Bringing Total Proceeds to Approximately $341 Million

New York, NY, October 21, 2021 – Hennessy Capital Investment Corp. VI (NASDAQ: HCVIU) (the “Company”) announced today that it closed the sale of an additional 4,092,954 units pursuant to the underwriters’ over-allotment option granted in connection with the Company’s initial public offering (“IPO”). Such over-allotment units were sold at an offering price of $10.00 per unit, generating additional gross proceeds to the Company of approximately $40.9 million and bringing the total gross proceeds of the IPO to approximately $340.9 million. Simultaneously with the closing of the sale of the over-allotment units, the Company completed the private placement and sale of an additional 545,727 private placement warrants at a purchase price of $1.50 per private placement warrant, generating additional gross proceeds to the Company of approximately $0.8 million.

A pro forma balance sheet of the Company reflecting receipt of the proceeds upon consummation of the sale of the Over-Allotment Units and additional private placement warrants will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (“SEC”).

The units are listed on The Nasdaq Global Market (“Nasdaq”) and commenced trading under the ticker symbol “HCVIU” on September 29, 2021. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant, each whole warrant enabling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “HCVI” and “HCVIW,” respectively.

The Company is a blank check company founded by Daniel J. Hennessy and formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business, industry, sector or geographical location, it intends to focus its search on target businesses in the industrial technology sector.

A registration statement relating to these securities was declared effective by the SEC on September 28, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

CODY SLACH

Gateway IR

P: (949) 574-3860

E: HCVI@gatewayir.com